Exhibit 10.1

INTRADO INC.

LONG TERM INCENTIVE PROGRAM

ARTICLE I

PURPOSE

The purpose of this document is to set forth the general terms and conditions applicable to the Long Term Incentive Program (the “Program”) established by the Intrado Inc. (the “Company”) Board of Directors pursuant to, and in implementation of, Article Four of the Company’s 1998 Stock Incentive Plan, as amended (the “1998 Plan”).  The Program is intended to provide a means to reinforce objectives for sustained long-term performance and value creation by awarding selected employees of the Company and non-employee members of the Board of Directors with payments in shares of the Company’s common stock based on the Company’s level of achievement of pre-established performance goals during the defined performance period.  The Program is also intended to support strategic planning processes, balance short and long-term decision making and help provide competitive total compensation opportunities.

ARTICLE II

DEFINITIONS

2.1           Definitions. Where the following words and phrases appear in the Program, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary. Other initially capitalized terms used herein but not defined shall have the meanings ascribed to them in the 1998 Plan.

“1998 Plan” shall mean the Company’s 1998 Stock Incentive Plan, as amended.

“Award Schedule” shall mean the schedule that contains the number of Share Right Awards granted to each Participant during and for the Performance Period.

“Beneficiary” shall mean the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive the benefits specified under the Program in the event of the Participant’s death prior to full payment of a Share Right Award.

“Board of Directors” shall mean the Board of Directors of the Company.

“Cause” shall mean (i) the conviction of the Participant of a felony under Federal law or the law of the state in which such action occurred, (ii) dishonesty in the course of fulfilling the Participant’s employment duties that has a materially adverse effect on the Company’s business or (iii) the disclosure by the Participant to any unauthorized person or competitor of any confidential information or confidential knowledge as to the business or affairs of the Company and its subsidiaries.

“CEO” shall mean the Chief Executive Officer of the Company.

“Change of Control” shall mean one or more of the following events, under the following guidelines:

(i)            Change in Ownership.  Any one person, or more than one person acting as a group (as defined in subparagraph (iv) below), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company.  However, if any one person or more than one person acting as a group is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons shall not be considered to cause a change in the ownership of the Company (or to cause a change in the effective control of the Company, within the meaning of subparagraph (ii) below).  An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for this purpose.

(ii)           Change in Effective Control.  Either (a) any one person, or more than one person acting as a group (as determined under subparagraph (i) below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company, or (b) a majority of members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election;

(iii)          Change in Ownership of a Substantial Portion of Assets.  Any one person, or more than one person acting as a group (as determined in subparagraph (iv) below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  However, there is no Change of Control under this subparagraph (iii) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation, as provided in Internal Revenue Service Notice 2005-1, A-14(b).

(iv)          Persons Acting as a Group.  For the purposes of this definition, persons will not be considered to be acting as a group solely because they purchase or own stock, or purchase assets, of the Company at the same time, or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are the owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or assets, or similar business transaction with the Company.  If a person, including an entity, owns stock in such a corporation and in the Company at a time that both of the companies enter into a merger, consolidation, purchase or acquisition of stock or assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to, and to the extent of, the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(v)           Attribution.  For purposes of this definition, the attribution rules of Section 318 of the Code shall apply to determine stock ownership.  Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option shall not be considered owned by the individual who holds the unvested option).  For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Income Tax Regulations Sections 1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.

(vi)          Interpretation under Code Section 409A.  This definition of Change of Control is intended to comply with applicable definitions and requirements of Code Section 409A(a)(1)(B)(2)(v) and Internal Revenue Service Notice 2005-1, Q&A 11-14, and shall be interpreted consistently therewith.  Furthermore, to the extent that further Internal Revenue Service guidance, including notices, rulings, regulations, etc., are issued subsequent to such Notice 2005-1 and modify the applicable change of control event definitions and requirements, the definition herein of Change of Control shall be deemed to have been modified accordingly as of the effective date of such change as set forth in such guidance.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board of Directors, which shall serve as the Primary Committee of Directors for purposes of administering the Stock Issuance Program for Section 16 Insiders in accordance with Article One of the 1998 Plan.

“Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

“Company” shall mean Intrado Inc. and its successors.

“Employee” shall mean a full-time, active employee of the Company, who, in the opinion of the CEO and Committee, is a key member of management of the Company and in a position to contribute materially to the Company’s continued growth and development and to its future financial success.

“Fair Market Value” shall have the meaning set forth in the Appendix of the 1998 Plan.

“Non-Employee Director” shall have the meaning set forth in Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended, or any successor definition adopted by the SEC.

“Participant” shall mean an Employee or Non-Employee Director who participates in the Program pursuant to the provisions of Article III hereof.  Unless otherwise authorized by the Committee, an Employee shall not be eligible to participate in the Program while on a leave of absence.

“Payment Date” shall mean the later of August 30, 2008, or the first day following the end of the Company’s “Blackout Period” (as this term or a similar term is defined in the Company’s Insider Trading Policy in effect at the end of the Performance Period) that includes such date.

“Performance Period” shall mean the three year period beginning July 1, 2005 and ended on June 30, 2008, unless the Program is earlier terminated or suspended in accordance with Articles IX or X hereof.

“Performance Goals” shall mean the levels of achievement of applicable Performance Measures, as established by the Committee at the start of the Performance Period, which are used to gauge Company performance, for the 12 month period beginning July 1, 2007 and ended on June 30, 2008.

“Performance Measures” shall mean the objective criteria selected by the Committee, which are used in determining Performance Goals.  Performance Measure shall be based upon any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to the Company as a whole and measured annually and/or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Stock Rights Award: (i) net income, (ii) revenue growth of the Company, (iii) cash flow, (iv) return on assets, (v) return on shareholders’ equity, (vi) return on invested capital, (vii) average annual growth in earnings per share, (viii) earnings per share (including earnings before interest, taxes, depreciation and amortization), (ix) operating profit or operating margins, and (xi) operating expenses.

“Profitable” shall mean positive net income for the 12 month period beginning July 1, 2007 and ended on June 30, 2008., determined according to generally accepted accounting principles, provided, however, that costs associated with payments made pursuant to this Program will be excluded.

“Program” shall mean the Long Term Incentive Program adopted pursuant to Article Four (the Stock Issuance Program) of the 1998 Plan.

“Share Right Award” shall mean the Participant’s right to receive fully vested shares of Common Stock upon the attainment of the Performance Goals by the Company for the Performance Period, as determined by the Committee.

2.2           Number. Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular.

2.3           Headings. The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between headings and the text of the Program, the text shall control.

2.4           Inconsistency.  In the event of any inconsistency between the terms of the Program and the 1998 Plan, the express provisions of the Program shall control.

ARTICLE III

PARTICIPATION

3.1           Participants. The CEO will nominate and the Committee will approve the Participants for the Performance Period.

3.2           Partial Performance Period Participation. If, after the beginning of a Performance Period, (i) a person is newly hired, promoted or transferred into a position in which he or she qualifies as a Participant, (ii) an employee who was not previously a Participant for the Performance Period is subsequently nominated by the CEO, or (iii) a new Non-Employee Director is elected to the Board of Directors, then the Committee, or its delegate, may designate in writing such person as a Participant and establish the basis for issuance of Share Right Awards payable to such Participant.

If an Employee who has previously been designated as a Participant takes a leave of absence during the Performance Period, but has returned from such leave of absence prior to the end of the Performance Period, the Committee may prorate such Participant’s Share Right Award based upon that portion of the Performance Period during which he or she was an active Participant, in which case the prorated portion of the Participant’s Share Right Award shall be paid in accordance with the provisions of Section 6.1.

3.3           No Right to Participate. No Participant or other employee of the Company or its subsidiaries shall, at any time, have a right to participate in the Program for any future performance period, notwithstanding having previously participated in the Program.

ARTICLE IV

ADMINISTRATION

The Committee shall have the power and authority granted it under Section III (C) of Article One of the 1998 Plan, including, without limitation, the authority to construe and interpret the Program, to prescribe, amend and rescind rules, regulations and procedures relating to its administration and to make all other determinations necessary or advisable for administration or interpretation of the Program, subject to the terms and conditions of the 1998 Plan.

ARTICLE V

SHARE RIGHT AWARD DETERMINATIONS

5.1           Performance Goals and Measures. Within the first 90 days of the Performance Period, the Committee shall select the Performance Measure or Measures to be used in determining the Performance Goals for the period beginning July 1, 2007 and ended on June 30, 2008.

5.2           Performance Requirements. Within the first 90 days of the Performance Period, the Committee shall approve the Performance Goal respecting each selected Performance Measure, and shall establish an Award Schedule that details each Participant’s right to receive Common Stock based upon the Company’s attainment of the Performance Goals at the end of the Performance Period.

5.3           Award Determinations. At the end of the Performance Period, the Committee shall determine if the Performance Goals have been achieved, based upon a certification by the Company’s chief financial officer that the Company has attained the Performance Goals.

ARTICLE VI

DISTRIBUTION OF COMMON STOCK

6.1           Form and Timing of Payment. Upon certification that the Company has attained the Performance Goals, the Committee shall authorize the issuance of the Common Stock underlying the Share Right Awards to each Participant in accordance with the Award Schedule on the Payment Date; provided, however, no payment shall be made unless and until the Company is Profitable.

6.2           Excess Remuneration. Notwithstanding the provisions of Section 6.1, to the extent that incentive compensation hereunder does not qualify as performance-based compensation pursuant to Section 162(m) of the Code, the Committee may, in its discretion, with respect to a Participant who is a “covered employee” for purposes of such Section 162(m), determine that payment of that portion of the Common Stock, which would otherwise cause such Participant’s compensation to exceed the limitation on the amount of compensation deductible by the Company in any taxable year pursuant to such Section 162(m), be deferred.

6.3           Elective Deferral. Nothing herein shall be deemed to preclude a Participant’s election to defer receipt of a percentage of his or her Share Right Award beyond the time such amount would have been payable hereunder pursuant to the Company’s Non-Qualified Deferred Compensation Plan or other similar plan.

6.4           Tax Withholding. As a condition to the making of an Award, upon the attainment of the Performance Goals and transfer of Common Stock issued under the Award, the Company may require the Participant to pay to the Company, or make arrangements satisfactory to the Committee regarding payment of any taxes of any kind required by law to be withheld with respect to such Award.  If requested by a Participant, the Committee may, in its discretion, which shall not be unreasonably withheld, permit the Participant to satisfy any tax withholding obligations, in whole or in part, by having the Company withhold a portion of such shares with a value equal to the amount of taxes required by law to be withheld. Requests by a Participant to have shares of Common Stock withheld shall be (i) made prior to the date on which taxes of any kind are required by law to be withheld with respect to the Common Stock subject to the Award, and (ii) irrevocable.

ARTICLE VII

TERMINATION OF EMPLOYMENT

7.1           Termination of Service during Performance Period. In the event a Participant’s employment is terminated other than death or disability (as determined by the CEO or his delegate), or, if such Participant is a Non-Employee Director, such Participant’s service as a member of the Board of Directors is terminated prior to the last business day of the Performance Period, such Participant shall have no rights or entitlement to the Share Right Award issued to Participant for such Performance Period.  In the case of a Participant’s disability (as such term is defined herein) or death during the Performance Period, the prorated amount (determined by the percentage of the Performance Period that elapsed prior to the onset of disability or death) of the maximum amount that could be payable under such Participant’s Share Right Award, if any, applicable to such Performance Period shall be paid to the Participant, except in the case of death, in which case the amount of the Award shall be paid to such Participant’s estate, or if there is no administration of the estate, to the heirs at law, in accordance with the provisions of Section 6.1.  For purposes hereof, a Participant shall be considered to have a disability if the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

7.2           Termination of Service after End of Performance Period but Prior to the Payment Date. If a Participant’s employment is terminated after the end of the Performance Period, but prior to the Payment Date, for any reason other than termination for Cause, the amount of any Award applicable to such Performance Period shall be paid to the Participant in accordance with the provisions of Section 6.1, except in the case of death, in which case the amount of the Award shall be paid to such Participant’s estate, or if there is no administration of the estate, to the heirs at law, as soon as practicable.

ARTICLE VIII

RIGHTS OF PARTICIPANTS AND BENEFICIARIES

8.1           Status as a Participant. Status as a Participant shall not be construed as a commitment that any Share Right Award will be paid or payable under the Program.

8.2           Employment. Nothing contained in the Program or in any document related to the Program or to any Share Right Award shall confer upon any Participant any right to continue as an employee or in the employ of the Company or its subsidiaries or constitute any contract or agreement of employment for a specific term or interfere in any way with the right of the Company or its subsidiaries to reduce such person’s compensation, to change the position held by such person or to terminate the employment of such person, with or without cause.

8.3           Nontransferability. No benefit payable under, or interest in, this Program shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such attempted action shall be void and no such benefit or interest shall be, in any manner, liable for, or subject to, debts, contracts, liabilities or torts of any Participant or Beneficiary; provided, however, that, nothing in this Section 8.3 shall prevent transfer by Will or applicable laws of descent and distribution.  Any attempt at transfer, assignment or other alienation prohibited by the preceding sentence shall be disregarded and all amounts payable hereunder shall be paid only in accordance with the provisions of the Program.

8.4           Nature of Program. No Participant, Beneficiary or other person shall have any right, title or interest in any fund or in any specific asset of the Company or any its subsidiaries by reason of any Share Right Award hereunder.  There shall be no funding of any benefits which may become payable hereunder.  Nothing contained in the Program (or in any document related thereto), nor the creation or adoption of the Program, nor any action taken pursuant to the provisions of the Program shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or an affiliate and any Participant, Beneficiary or other person.  To the extent that a Participant, Beneficiary or other person acquires a right to receive payment with respect to a Share Right Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company or other employing entity, as applicable.  All amounts payable under the Program shall be paid in shares of the Company’s Common Stock subject to the terms and conditions of the 1998 Plan, and no special or separate fund or deposit shall be established and no segregation of assets shall be made to assure payment of such amounts.  Nothing in the Program shall be deemed to give any employee any right to participate in the Program except in accordance herewith.

ARTICLE IX

CORPORATE CHANGE

9.1           In the event of a Change of Control, with respect to a Participant’s Share Right Award for the Performance Period in which the Change of Control occurred, such Participant shall be entitled to an immediate payment of the Common Stock as if the Company shall have attained all Performance Goals at the 100% performance level, regardless of the Company’s actual performance during the period prior to the Change of Control, subject to the possible deferral of such payment for covered employees under Section 6.2 hereof.

9.2           With respect to a Change of Control that occurs after the end of the Performance Period but prior to the Payment Date, a Participant shall be entitled to an immediate payment equal to the Share Right Award for such Performance Period in accordance with Article VI hereof.

9.3           If it is determined that any payment pursuant to this Article IX would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties with respect to such excise tax, the payments under the Award shall be reduced as described below if (A) the Participant would, by reason of Section 4999 of the Code, be required to pay an excise tax on any part of the Award to which Participant is entitled under Article IX, and (B) the amount of the Award that Participant would retain on an after-tax, present value basis would be increased as a result of such reduction.  If the Award is required to be reduced, they shall be reduced only to the extent required, to prevent the imposition upon Participant of the tax imposed under Section 4999 of the Code.  Participant shall determine which elements of the Payments shall be reduced to conform to the provisions of this Section 9.3.  All determinations required to be made under this Section 9.3, including whether and when a reduction in benefits is required and the amount of reduction and the assumptions to be utilized in arriving at such determination, shall be made by a certified independent public accounting firm that is designated by the Company and is reasonably acceptable to the Participant (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Participant.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.

ARTICLE X

AMENDMENT AND TERMINATION

Notwithstanding anything herein to the contrary, the Committee may, at any time, terminate, modify or suspend the Program, as well as make any changes required to conform the Program and any award with applicable provisions and regulations relating to deferral of compensation under Code Section 409A.  However, a Participant’s rights under any Share Right Awards may not be abridged by any amendment, modification or termination of the Plan without his individual consent.

ARTICLE XI

MISCELLANEOUS

11.1         Governing Law. The Program shall be construed in accordance with the laws of the State of Colorado, without giving effect to the principles of conflicts of law thereof, except to the extent that it implicates matters which are the subject of the General Corporation Law of the State of Delaware, which matters shall be governed by the latter law.

11.2         Successor. All obligations and rights of the Company under the Program shall be binding upon and inure to the benefit of any successor to the Company.

11.3         Status of Stock. The Company shall not be obligated to issue any Common Stock pursuant to any Award hereunder at any time when the offering of the shares covered by such Award has not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel to the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for issuance and sale of such shares.